Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com
Garmin Reports First Quarter 2011 Results with Strong Revenue Performance in all Segments

Schaffhausen, Switzerland /May 4, 2011/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced results for the fiscal quarter ended March 26, 2011.

First Quarter 2011 Financial Summary:

•	Total revenue of $508 million, up 18% from $431 million in first quarter 2010
•	Automotive/Mobile segment revenue increased 20% to $265 million
•	Outdoor segment revenue increased 12% to $67 million
•	Fitness segment revenue increased 30% to $56 million
•	Marine segment revenue increased 24% to $51 million
•	Aviation segment revenue increased 5% to $69 million
•	All geographies posted double-digit revenue growth:
•	North America revenue was $280 million compared to $243 million, up 15%
•	Europe revenue was $171 million compared to $145 million, up 18%
•	Asia revenue was $57 million compared to $43 million, up 34%
•	Gross margin improved sequentially and decreased year-over-year to 47% for first quarter 2011 from 45% in fourth quarter 2010 and 54% in first quarter 2010
•	Operating margin decreased year-over-year to 15%, compared to 19% in first quarter 2010
•	Effective tax rate declined to 1.5% in first quarter of 2011 compared to 18.0% in first quarter 2010
•
Earnings per share increased to $0.49 from $0.19 in first quarter 2010; pro forma EPS increased 13% to $0.43 from $0.38 in the same quarter in 2010 (Pro forma earnings per share excludes the impact of foreign currency transaction gain or loss)

•	Generated $200 million of free cash flow in first quarter 2011

Note:  In accordance with GAAP, the Company is deferring significant revenue and the related costs associated with high margin sales of lifetime maps, connected services and premium traffic over their economic lives. In the first quarter of 2011, the Company deferred, net of amortization of previous deferrals, $22 million of revenue, $4 million of costs, and approximately $0.09 of diluted EPS, net of taxes, into future years.  This compares to first quarter of 2010 net deferrals of $15 million of revenue, $3 million of costs, and approximately $0.05 of diluted EPS, net of taxes.  A table outlining the impact of this net deferral in both 2011 and 2010 is included for reference.  Results have not been adjusted unless specifically stated as such.

Recent Business Highlights:

•	Posted revenue growth in every segment with significant growth in fitness and marine during first quarter.

•	Sold 2.5 million units in first quarter 2011, an 18% increase over first quarter 2010 driven by fitness and auto OEM.
•	Announced the opening of an office in the Detroit area to support both current and future automotive OEM customers.
•	Announced the GTN™ 650 and 750 – touchscreen, panel-mount avionics certified for installation in hundreds of makes and models of general aviation aircraft.
•	Announced the G2000™ - a premium flight deck for high performance piston aircraft featuring touchscreen controls and other features currently only available to the business jet market.
•	Announced the Forerunner® 610 – a touchscreen sports watch for those focused on training and improvement with our new Training Effect and Virtual Racer™.
•
Launched the dēzl™ navigator series – specifically designed to meet the needs of the over-the-road trucking industry with The National Truck and Trailer Services Breakdown Directory and fuel and mileage logging capabilities.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“The first quarter of 2011 provided strong revenue performance as each of our business segments contributed to 18% revenue growth,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd.   “We were pleased with the growth of our outdoor, fitness, aviation and marine segments which combined posted revenue growth of 16% and operating income growth of 10%.  We continue to invest in these segments in order to capitalize on the numerous long-term growth initiatives in each of them.

The outdoor segment posted revenue growth of 12% in the quarter as the GPSMAP® 62, a high-end handheld product, and our Astro® dog tracking system performed well globally.  The diverse niche markets we serve in this segment continue to provide opportunities and we continue to invest in product enhancements and adjacent markets.

The fitness segment posted revenue growth of 30% in the quarter as the business continues to expand both in North America and globally.  We experienced strong demand for our high-end cycling products, particularly in Europe, and we continue to focus on leadership in the GPS running watch category with the release of the Forerunner 610.  We anticipate strong demand for this product based upon the enthusiasm we saw at the Boston Marathon in April.

The aviation segment posted revenue growth of 5% as the product mix shifted toward high-end units in our retrofit and portable businesses.  The aviation OEM market for single engine and turboprop planes continues to be depressed but we expect some improvement in the back half of 2011.  Our focus continues to be on investment to achieve our long-term strategic initiatives of expanding our presence in the business jet and helicopter markets where we are beginning to see success.  In the helicopter market, we announced OEM wins for the G500H with Robinson, MD Helicopters and Eurocopter and for the G1000H™ with Bell Helicopters.

In the marine segment, revenues grew 24% year-over-year and 38% sequentially as the marine season approached.  The boating industry has shown signs of recovery and we are poised to take advantage of that opportunity as boaters prepare for the upcoming season.  Many of the OEM wins that were announced throughout 2010 and at the Miami Boat Show this winter are beginning to contribute revenue and are expected to allow us to deliver strong growth in revenues and operating income in the segment.

Looking finally at the auto/mobile segment, we posted revenue growth of 20% as our auto OEM business continued to grow and remaining mobile phone inventories were sold.  PNDs posted slight growth over the depressed levels we experienced in the first quarter 2010.  We don’t expect the PND market to continue to grow year over year due to ongoing market contraction.  However, we remain focused on our goals of market leadership and profitability in the PND market and expect to see improvement in both as the year progresses with ASPs stabilizing and the market consolidating.  At the same time, we have committed significant sales and research and development resources to the auto OEM business which offers significant long-term opportunities.  We are excited about the opening of a new office in the Detroit area to support our growing presence in this industry and the addition of Matthew Munn, Vice President and Managing Director Automotive OEM, an industry veteran with more than 25 years of experience.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Strong revenue growth, along with operating income growth in three of our segments, got the year off to a good start,” said Kevin Rauckman, chief financial officer of Garmin Ltd.  “While revenues grew 18%, profitability was negatively impacted by lower gross and operating margins, specifically in our automotive/mobile segment.

Gross margin for the overall business was 47% in the first quarter declining from 54% in the prior year largely driven by the automotive/mobile segment.  Gross margin strength in the prior year quarter was primarily related to the refined warranty estimate that reduced costs by $22 million.  This warranty refinement, combined with the increasing deferral of high margin revenues and costs associated with our bundled PNDs into future periods, accounts for 580 basis points of the total company gross margin decline and 780 basis points of decline in the automotive/mobile segment.  End of life promotional efforts also contributed to the lower gross margins in automotive/mobile.  We expect gross margins for the automotive/mobile segment and the overall company to improve throughout the year.

Operating margin for the overall business decreased to 15% when compared with 19% in the year-ago quarter with the gross margin decline partially offset by a decrease in operating expenses as a percentage of sales.  When considering the refined warranty estimate adjustment of 2010, operating income grew 21% over the prior year.  Total operating expenses increased $16 million year-over-year but declined by 200 basis points as a percent of sales.  Advertising expense increased by $3 million primarily due to cooperative advertising which is volume dependent.  Other selling, general and administrative costs and research and development costs increased by $6 million and $8 million, respectively, on a year-over-year basis.  The research and development investment is across all segments and highlights our commitment to product innovation across our diversified business model.  Like 2010, we believe that the first quarter will represent the low point for operating margins and with increased sales volumes during the remainder of the year, profitability levels are expected to improve.

Our tax rate in the first quarter was 1.5% driven primarily by the release of reserves related to the expiration of certain statutes for Garmin Europe and lower U.S. reserves provided in 2011 following favorable audits in both 2010 and 2011.  We now expect the full year tax rate to be approximately 12%.

Free cash flow generation continued to be strong with $200 million generated in the quarter.  We had a cash and marketable securities balance of almost $2.3 billion at the end of the quarter.  A portion of this cash will be used to fund our proposed dividend payments throughout the year, as well as our recently announced acquisition of our South Africa distributor.”

Dividend Update

As announced in February, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 3, 2011 a cash dividend in the amount of $2.00 per share (of which, $1.60 will be paid in the Company’s 2011 fiscal year subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting)  payable in four installments as follows: $0.80 on June 30, 2011 to shareholders of record on June 15, 2011, $0.40 on September 30, 2011 to shareholders of record on September 15, 2011, $0.40 on December 30, 2011 to shareholders of record on December 15, 2011 and $0.40 on March 30, 2012 to shareholders of record on March 15, 2012.

Non-GAAP Measures

Pro Forma Net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure.  The majority of the Company’s consolidated foreign currency gain or a loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries.  Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency gain or loss.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
(in thousands, except per share information)

	13-Weeks Ended
	March 26,	March 27,
	2011	2010

Net Income (GAAP)	$95,482	$37,329
Foreign currency (gain) / loss, net of tax effects	$(11,959)	$38,160
Net income (Pro Forma)	$83,523	$75,489

Net income per share (GAAP):
Basic	$0.49	$0.19
Diluted	$0.49	$0.19

Net income per share (Pro Forma):
Basic	$0.43	$0.38
Diluted	$0.43	$0.38

Weighted average common shares outstanding:
Basic	193,922	199,926
Diluted	194,720	201,091

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended
	March 26,	March 27,
	2011	2010

Net cash provided by operating activities	$207,599	$200,131
Less: purchases of property and equipment	$(7,178)	$(3,935)
Free Cash Flow	$200,421	$196,196

Net deferred revenues and costs

The following table illustrates the net effect of deferred revenues and costs associated with products that include lifetime maps, connected services and premium traffic.  These revenues and costs are being amortized over the estimated economic lives of the products.  Additional details are available in the Quarterly Report on Form 10-Q for the quarter ended March 26, 2011 that will be filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983) today.

Garmin Ltd. And Subsidiaries
Net Deferred Revenue Impact (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 26,	March 27,
	2011	2010
Net sales	$(21,826)	$(15,009)
Cost of goods sold	(3,905)	(2,782)
Gross profit	(17,921)	(12,227)

Operating income	(17,921)	(12,227)

Income tax provision	(267)	(2,201)

Net income	$(17,654)	$(10,026)

Net income per share:
Basic	$(0.09)	$(0.05)
Diluted	$(0.09)	$(0.05)

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, May 4, 2011 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at (888) 542-1136
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until June 3, 2011 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2011, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2011 and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2010 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2010 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, Forerunner, GPSMAP and Astro are registered trademarks, and GTN, G2000, dēzl, and G1000H are trademarks, of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	March 26,	December 25,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,210,615	$1,260,936
Marketable securities	41,723	24,418
Accounts receivable, net	434,935	747,249
Inventories, net	411,021	387,577
Deferred income taxes	33,582	33,628
Deferred costs	22,943	20,053
Prepaid expenses and other current assets	38,018	24,894
Total current assets	2,192,837	2,498,755

Property and equipment, net	427,110	427,805

Marketable securities	1,027,381	777,401
Restricted cash	1,389	1,277
Licensing agreements, net	4,658	1,800
Noncurrent deferred income tax	73,613	73,613
Noncurrent deferred costs	25,700	24,685
Other intangible assets, net	184,821	183,352
Total assets	$3,937,509	$3,988,688

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$118,845	$132,348
Salaries and benefits payable	34,811	49,288
Accrued warranty costs	44,030	49,885
Accrued sales program costs	49,463	107,261
Deferred revenue	104,818	89,711
Accrued royalty costs	7,769	95,086
Accrued advertising expense	17,626	21,587
Other accrued expenses	58,164	63,043
Deferred income taxes	4,428	4,800
Income taxes payable	29,959	56,028
Total current liabilities	$469,913	$669,037

Deferred income taxes	11,068	6,986
Non-current income taxes	147,047	153,621
Non-current deferred revenue	114,795	108,076
Other liabilities	1,457	1,406

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 194,014,900 shares outstanding at March 26, 2011; and 194,358,038 shares outstanding at December 25, 2010;	1,797,435	1,797,435
Additional paid-in capital	45,435	38,268
Treasury stock	(118,018)	(106,758)
Retained earnings	1,377,007	1,264,613
Accumulated other comprehensive income	91,370	56,004
Total stockholders' equity	3,193,229	3,049,562
Total liabilities and stockholders' equity	$3,937,509	$3,988,688

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 26,	March 27,
	2011	2010
Net sales	$507,834	$431,067

Cost of goods sold	269,460	200,158

Gross profit	238,374	230,909

Advertising expense	19,956	17,400
Selling, general and administrative expense	73,187	67,678
Research and development expense	70,478	62,483
Total operating expense	163,621	147,561

Operating income	74,753	83,348

Other income (expense):
Interest income	7,214	6,879
Foreign currency gains (losses)	12,140	(46,537)
Other	2,819	1,833
Total other income (expense)	22,173	(37,825)

Income before income taxes	96,926	45,523

Income tax provision	1,444	8,194

Net income	$95,482	$37,329

Net income per share:
Basic	$0.49	$0.19
Diluted	$0.49	$0.19

Weighted average common
shares outstanding:
Basic	193,922	199,926
Diluted	194,720	201,091

Dividends declared per share	-	$1.50

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	13-Weeks Ended
	March 26,	March 27,
	2011	2010
Operating Activities:
Net income	$95,482	$37,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,839	13,543
Amortization	8,583	8,334
Gain on sale of property and equipment	(2)	(6)
Provision for doubtful accounts	(858)	(1,260)
Deferred income taxes	1,023	(1,546)
Unrealized foreign currency losses	867	47,773
Provision for obsolete and slow moving inventories	(4,349)	3,140
Stock compensation expense	8,666	9,700
Realized gains on marketable securities	(1,492)	(805)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	327,151	436,446
Inventories	(11,067)	(50,168)
Other current assets	(20,372)	2,146
Accounts payable	(17,573)	(94,717)
Other current and non-current liabilities	(190,770)	(216,868)
Deferred revenue	21,826	14,286
Deferred cost	(3,905)	(2,752)
Income taxes payable	(16,550)	(4,048)
License fees	(2,900)	(396)
Net cash provided by operating activities	207,599	200,131

Investing activities:
Purchases of property and equipment	(7,178)	(3,935)
Purchase of intangible assets	(2,626)	(5,029)
Purchase of marketable securities	(363,263)	(74,303)
Redemption of marketable securities	98,614	146,073
Change in restricted cash	(112)	1,106
Net cash (used in)/provided by investing activities	(274,565)	63,912

Financing activities:
Proceeds from issuance of common stock through
stock purchase plan	3,041	2,725
Stock repurchase	-	(47,206)
Tax benefit related to stock option exercise	787	1,408
Net cash provided by/(used in) financing activities	3,828	(43,073)

Effect of exchange rate changes on cash and cash equivalents	12,817	(21,208)

Net (decrease)/increase in cash and cash equivalents	(50,321)	199,762
Cash and cash equivalents at beginning of period	1,260,936	1,091,581
Cash and cash equivalents at end of period	$1,210,615	$1,291,343

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended March 26, 2011

Net sales	$66,450	$56,367	$51,308	$264,550	$69,159	$507,834
Gross profit	$41,353	$33,792	$33,198	$82,551	$47,480	$238,374
Operating income	$24,807	$15,457	$15,133	$1,595	$17,761	$74,753

13-Weeks Ended March 27, 2010

Net sales	$59,386	$43,350	$41,314	$220,924	$66,093	$431,067
Gross profit	$38,510	$27,051	$24,231	$94,775	$46,342	$230,909
Operating income	$24,369	$14,199	$8,929	$16,982	$18,869	$83,348

Note:  Beginning in 2011, for external reporting purposes, the Company has identified five operating segments – Auto/Mobile, Aviation, Marine, Outdoor and Fitness.  Each operating segment is individually reviewed and evaluated by our Chief Operating Decision Maker, who allocates resources and assesses performance of each segment individually.  Prior to 2011, the Outdoor and Fitness operating segments were combined into a single reportable segment due to the similar nature of those products, their production processes, the types of customers served, their distribution processes, and similar economic conditions.  Management re-evaluated the combination of these operating segments and determined that based on the growth of these segments they should now be reported as two distinct reportable segments.